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                                                                 EXHIBIT 10.2

                             DISTRIBUTION AGREEMENT

     This Agreement, dated January 9, 1996, is made between InStent Inc., a Delaware corporation ("InStent"), and C.R. Bard, Inc. a New Jersey corporation acting through its Bard Interventional Products Division ("Distributor").

     InStent and Distributor, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, agree as follows:

Section I - Appointment

     1.1 Distributor. InStent hereby appoints Distributor for the Term (as defined in Paragraph 7.1) and subject to the terms and conditions of this Agreement, as its distributor of the Products, and only the Products, of InStent identified on the attached Exhibit A (the "Products") within the territory described on the attached Exhibit B (the "Territory").

     1.2 Exclusivity. InStent shall not (i) appoint another distributor of the Products whose territory includes any portion of the Territory during the Term,
(ii) market Products within the Territory during the Term, or (iii) effect direct sales of the Products to dealers or retailers located within the Territory during the Term. Notwithstanding the foregoing, InStent's distributors as of the date first above written will continue to have the right to sell the Products in the Territory through January 31, 1996. InStent represents and warrants to Distributor that InStent has the right to and will terminate by February 1, 1996, its agreements with all such InStent distributors. InStent agrees to indemnify, defend and hold harmless Distributor from and against any suit by any such InStent distributor arising out of, pertaining to or resulting from InStent's termination of its existing agreement with such distributor.

     1.3 Independent Contractor. Distributor is an independent contractor and is not and shall not act as the agent, employee, franchisee or partner of InStent.

     1.4 No Creation of Obligation by One Party for Other. Neither party hereto shall be entitled to, nor shall attempt to, create or assume any obligation, express or implied, on behalf of the other party hereto.

     1.5 Sub-contract or Resale. During the Term hereof, Distributor may sell the Product to customers who intend to resell the Product, if, and only if, such customers agree not to resell the Product outside the Territory. Distributor may sub-contract distributorship of the Product to any third party, entity, firm or agent. If any purchaser of the Product from Distributor resells or distributes the Product outside the Territory, Distributor shall cease selling the Product to such purchaser upon learning of such sales outside the Territory, and shall (or permit InStent to) enforce the prohibition against such resale outside the Territory.

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     1.6 Acceptance.  Distributor accepts its appointment as Distributor of the
Product in the Territory and shall use its reasonable efforts to develop sales of the Product, in the Territory, and to support InStent's marketing program in the Territory. In furtherance thereof, Distributor shall:

           (a) Keep on hand a reasonable inventory of the Products (defined as not less than one month's average projected sales) sufficient to allow for prompt delivery of Products to purchasers;

           (b) Participate regularly in local or regional trade shows, medical conventions or like events within the Territory, and conduct regular local promotional, advertising and other marketing efforts for the Products;

           (c) Provide appropriate and professional application advice and counseling for each unit of the Products sold by Distributor, and provide prompt follow-up service and advice to purchasers of the Products when so requested by the purchaser or by InStent;

           (d) Respond promptly to sales leads or referrals furnished by InStent;

           (e) Maintain and furnish periodically, as reasonably requested by InStent, complete and accurate records of each sale of each unit of Products sold under this Agreement, showing date of sale, name and address of purchaser, and the Product serial number or lot number;

           (f) Assist promptly in executing Product recalls as directed by InStent, for which InStent will reimburse Distributor's documented, reasonable, out-of-pocket expenses in connection with repurchasing Products subject to recall;

           (g) Promptly advise InStent of each complaint that Distributor may receive or become aware of concerning the Products, and notify InStent promptly and as required by applicable law to report any information of which Distributor becomes aware that suggests that any of the Products may have been associated in any way with an injury to a user or patient;

           (h) Refer to InStent any inquiry other than a purchase order or potential purchase order from the public, any Governmental authority, any trade association or any news media, publication or reporter concerning the Products or InStent;

           (i) Not obtain the Products for resale from any other party or actively seek customers, establish a new branch or maintain any distribution depot for the Products outside the Territory; and

           (j) Not use any product literature, manuals or other written materials developed by Distributor (the "Distributor Materials") without the prior written approval of InStent (such approval not to be unreasonably withheld) and Distributor shall defend,


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      indemnify and hold harmless InStent from any claims, actions and proceedings and any damages, liability, losses, costs and expenses (including, but not limited to, attorneys' fees) arising out of or related to any such Distributor Materials, which were not prior to their use approved in writing by InStent.

           (k) Bard agrees to furnish InStent all sales records for the first six months so that InStent can compensate its previous reps.

      1.7  Obligations of InStent.

           (a) InStent will provide to Distributor reasonable amounts of sales literature, training materials and Product samples at the prices set forth in Exhibit D.

           (b) InStent will provide Distributor ninety (90) days advance notice in the event that it discontinues production of any of its Products.

           (c) InStent will refer all inquiries for purchases of Products received from within the Territory to Distributor.

           (d) InStent will promptly advise Distributor of each complaint that InStent may receive or become aware of concerning the Products, and notify Distributor as required by applicable law to report any information of which InStent becomes aware that suggests that any of the Products may have been associated in any way with an injury to a user or a patient.

           (e) InStent will provide Distributor reasonable advance notice with respect to proposed modifications to the Products or the specifications; all proposed modifications shall be within the confines of the then current FDA approvals or InStent will obtain the needed FDA approvals to market.

           (f) At the expense of Distributor, InStent will assess the feasibility of modifications to the Products or the specifications proposed by Distributor and will notify Distributor with respect to cost changes which are subject to Distributor's approval, such approval not to be unreasonably withheld.


Section 2 - Forecasts

     2.1 Forecasts. Upon execution of this Agreement and at least thirty (30) days before the beginning of each three-month period thereafter, Distributor shall fumish InStent with a rolling forecast of sales for the following twelve
(12) months of Products by units, and an estimate of Distributor's forthcoming orders for Products during the next three months. Upon execution of this Agreement and sixty (60) days prior to the beginning of each three-month period thereafter, Distributor will submit a purchase order for at least eighty percent (80%) of the

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Products estimated to be purchased pursuant to Distributor's estimate for such three-month period.


Section 3 - Terms of Sale.

      3.1  Price.

           (a) Price to Distributor of the Products for the first twelve months of this Agreement shall be $700 for each EndoCoil biliary stent and $850 for each EsophaCoil esophageal stent. Within ninety (90 days) of last day of such twelve-month period, the parties shall review the Distributor's average sales price of each stent during such twelve month period (the "Base Average Sales Price") and adjust the price at which each stent is sold by InStent to Distributor so as to Yield to Distributor a gross profit margin of 50% on the Base Average Sales Price, provided that if such adjustment would result in a reduction of InStent's gross profit margin below fifty percent (50%), then Distributor's gross profit margin otherwise required hereby shall be reduced by such amount as shall yield to InStent a gross profit margin of 50%. Such adjusted sales prices shall be retroactive to the first day of the second twelve month period of this Agreement and shall be hereinafter referred to as the "Base Price(s)." Within ninety (90) days of last day of the second twelve month period of this agreement, the parties shall review the average sales price of each stent during such twelve month period. The Base Price of each stent shall be then adjusted retroactive to the first day of the third twelve month period of this Agreement to reflect the following with regard to each stent: (i) any decrease during the second twelve month period of this Agreement in Distributor's average sales price below the Base Average Sales Price will be shared equally by InStent and Distributor (for example, if Distributor's average sales price declines by 10% below the Base Average Sales Price, InStent will reduce its Base Price to Distributor by 5%), (ii) if during the second twelve month period of this Agreement Distributor's average sales price increased above the Base Average Sales Price, InStent can proportionally increase its Base Price to Distributor up to a maximum of $500 per stent,
      (iii) InStent is not required to pass through to Distributor any decrease in the manufacturing cost of a Product, and (iv) if any adjustment pursuant to the preceding clauses (i), (ii) or (iii) would result in a reduction of InStent's gross profit margin below fifty percent (50%) then Distributor's gross profit margin otherwise required hereby shall be reduced by such amount as shall yield to InStent a gross profit margin of 50%.


           (b) Notwithstanding anything set forth herein, all prices are payable in U.S. Dollars unless provided otherwise on the applicable invoice.

     3.2 Taxes. The purchase prices and other amounts specified in this Agreement do include sales, use or other applicable taxes, unless expressly stated to the contrary. Distributor will pay all such taxes.




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     3.3 Delivery.  InStent will deliver all Products sold to Distributor FOB
Eden Prairie, Minnesota, U.S.A. Title to, and all risk or loss of or damage or casualty to, such Products will pass to Distributor upon delivery. As invoiced to Distributor by InStent, Distributor will reimburse InStent for all shipping charges, premiums for freight insurance, customs duties and other import and export fees, and other transportation costs incurred by InStent. Distributor shall have the right to reject the Products for failure to meet its Quality Assurance/Regulatory Assurance standards by returning such Products to InStent within fifteen (15) days of delivery for credit of the purchase price or replacement of the Product. Prior to returning any such Products, Distributor shall first obtain a Return Goods Authorization number from InStent which shall be included with the return shipment.

     3.4 Payment. Unless specified otherwise in the applicable order, payment shall be made in full within thirty (30) days of the date of InStent's invoice. InStent may, at its discretion, refuse orders, require payment in full, ship C.O.D. or halt shipments in transmit if (i) all prior invoices are not paid in full, or (ii) InStent reasonably deems such steps necessary to secure payment.

     3.5 Interest. Any amount not paid when due will be subject to finance charges at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a daily basis from the date due until the date paid. Payment of such finance charges will not excuse or cure Distributor's breach or default for late payment. If InStent retains a collection agency, attorney or other person or entity to collect overdue payments, all collection costs, including but not limited to reasonable attorney's fees, will be payable by Distributor.

     3.6 Returns. Distributor shall not return Products to InStent without InStent's prior authorization promptly confirmed in writing except as otherwise provided in paragraph 3.3.

Section 4 - Confidentiality, Proprietary rights.

     4.1 Confidentiality. Without the express prior written consent of InStent, Distributor shall not, during the term of this Agreement and for a period of three (3) years thereafter, disclose or allow the disclosure to any third parties, or use other than in the performance of Distributor's duties under this Agreement, any confidential or proprietary information or trade secret of InStent, including, but not limited to, information relating to InStent's Products, technology, know-how, research, customer lists, supplier lists, marketing plans, financial information, costs or pricing information, exclusive of information: (i) which at the time of disclosure by InStent to Distributor hereunder was in the public domain or subsequently becomes part of the public domain by any means other than the breach by Distributor of its obligations hereunder; or (ii) which was known to the Distributor at the time of disclosure by InStent to Distributor hereunder as evidenced by the Distributor's business records maintained in the ordinary course of business; or (iii) which is, at any time, disclosed to the Distributor by any person or entity not a party hereto who the Distributor believes, after reasonable inquiry, has the right to disclose the same; or (iv) which is developed by an employee of the Distributor who is shown, by competent proof



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and by clear and convincing evidence, not to have been privy to the disclosure by; or (v) which is required to be disclosed by court or otherwise by law.

     4.2     Ownership.

             (a)  Distributor acknowledges that:

                  (i) the Products involve valuable patent, copyright, trade secret, trade name, trademark and other proprietary rights of InStent;

                 (ii) no title to or ownership of such proprietary rights is transferred to Distributor under this Agreement or by use of any trademark, patent or other proprietary right; and

                (iii) InStent reserves all such proprietary rights.

             (b) Distributor will not infringe or violate any proprietary rights described in paragraph 4.2(a).

             (c) Without limiting the generality of the foregoing, Distributor will not register or attempt to register, directly or indirectly, within the Territory or elsewhere, any such patents, copyrights, trade names, trademarks or other proprietary rights without InStent's express written permission.

     4.3 Notification. Distributor will immediately notify InStent of any infringement of InStent's proprietary rights, especially any such infringement relating to the activities of Distributor or any of its employees, agents, representatives or customers. InStent may, at its option, and at its expense, undertake or assume control of any legal proceeding relating to such infringement. InStent will have exclusive control over the prosecution and settlement of any such legal proceeding, and Distributor will provide such assistance related to any such legal proceeding as InStent may reasonably request. Also, Distributor will assist InStent in enforcing any settlement or order made in connection with any such legal proceeding.

     4.4 Trademarks and Trade Names. InStent hereby grants Distributor the royalty-free right to use the trademarks and trade names identified on attached Exhibit C (the "InStent Trademarks") in the Territory during the Term solely for the purpose of identifying the Products in conjunction with Distributor's marketing and sale of the Products under this Agreement, and solely in accordance with the Products quality and other standards issued from time to time by InStent. Except as permitted under this paragraph, InStent reserves all rights in the InStent Trademarks. Distributor shall not use the InStent Trademarks for any purpose other than as permitted under this paragraph. Distributor shall properly identify and accurately describe as a product of InStent all of the Products. Distributor shall not alter, remove, deface or obscure any notice of trademark, trade name, patent, copyright, proprietary right or trade secret on a Product and shall not add to a Product any other additional trademark or trade name, provided that


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Distributor may use a trademark of Distributor's (the "Distributor
Trademarks") in connection with the marketing and sale of the Products, so long as (a) InStent has previously approved such use in writing which consent shall not be unreasonably withheld, (b) the InStent Trademark is used together with the Distributor Trademark, (c) the InStent Trademark is prominently displayed, and (d) the Distributor Trademark and InStent Trademark are not commingled.

     4.5 Assignments. Upon termination of the Term, Distributor will assign to InStent or such other person or entity as InStent may designate all fights, registrations, reservations, licenses, permits and similar items made or obtained by Distributor relating to the Products, InStent trademarks and trade names, or any other proprietary fights of InStent.


Section 5 - Warranty, Exclusive Remedies and Limitation of Liability.

      5.1  Warranty.  InStent warrants that, upon delivery:

           (a) each Product will be free from defects in materials and workmanship;

           (b) each Product will conform in all material respects to its specifications established by InStent;

           (c) each Product will not infringe any patent arising under the law of any country in which InStent has been granted a patent or has filed a patent application;

           (d) each Product at the time of delivery will not be adulterated or misbranded within the meaning of any material applicable domestic governmental regulation;

           (e) InStent's procedures will comply in all material respects with Good Manufacturing Practices of the FDA; and

           (f) InStent will use its reasonable efforts to comply with Distributor's Quality Assurance/Regulatory Assurance reviews, provided that Distributor will use its reasonable efforts to assist InStent in connection with such compliance; and any costs directly incurred by InStent in connection with such compliance will be borne solely by Distributor, but only to the extent that such expenses were for compliance above and beyond Good Manufacturing Practices of the FDA.

     5.2 Exclusive Remedy for Defective Products. InStent will, at its option, repair, replace or otherwise correct any Product that does not conform to the warranty set forth in paragraph 5.1(a) or (b); provided, that (a) Distributor notifies InStent of such nonconformity before the expiration of six (6) months after delivery of the non-conforming Products to Distributor, (b) Distributor, at InStent's request and Distributor's expense, returns the non-conforming Product to InStent's plant; and (c) such nonconformity is not the result of any use of the Products other than in strict accordance with InStent's instructions and user manuals.



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5.3 Exclusive Remedy for Infringement.

           (a) If any Product violates or, in InStent's reasonable judgment, is likely to violate, the warranty set forth in paragraph 5.1 (c), then InStent may, at its sole option, either secure for Distributor the right to continue to distribute such Products or replace or modify such Products to make it non-infringing or discontinue Distributor's right to distribute such Products. InStent shall have no liability or obligation under paragraph 5.1 (c), paragraph 5.2, or this paragraph 5.3 for any infringement or alleged infringement that arises out of Distributor's or Distributor's customers combining or using of Products with any equipment, devices, or other goods not made by or furnished by InStent or arising out of any modification of Products not done by or at the direction of InStent.

           (b) InStent will indemnify, defend and hold Distributor harmless against any claim to, or other defect in title of, any Products which have been delivered to and fully paid for by Distributor, and against any claim that the Products infringe any patent arising under the law of any country in which InStent has been granted a patent or has filed a patent application or that the InStent Trademarks infringe any trademarks in the Territory; provided that Distributor notifies InStent of such claim or defect promptly after Distributor learns of such claim or defect, InStent has exclusive control over the defense or settlement of any proceeding related to such claim or defect, Distributor provides InStent such assistance in relation to such proceeding as InStent may reasonably request, and Distributor complies with any settlement or court order arising from such proceeding. InStent's liability to Distributor other than to be reimbursed for expenses in connection with the defense of a patent infringement action as set forth above, shall be limited to any damages awarded against Distributor in any proceeding resulting from such claim.

      5.4  Exclusive Remedy for Product Liability, Insurance.

           (a) InStent will indemnify, defend and hold Distributor harmless against any claim of bodily injury (including death) or damage to personal property to the extent caused by negligence in the design or manufacture of the Products, provided that Distributor: (i) promptly notifies InStent of such claim; (ii) allows InStent to assume control of the defense or settlement of such claim; (iii) cooperates with InStent and provides such assistance as InStent may reasonably request in the conduct of the defense of settlement of such claim; and (iv) does not settle such claim without InStent's written consent, which will not be unreasonably withheld. Further, in such event, InStent will: (i) pay any damages awarded against Distributor in any proceeding resulting from the claim; (ii) reimburse the expenses reasonably incurred by Distributor to provide the assistance requested by InStent in the conduct of the defense or settlement of the claim; and, (iii) if the claim is settled, pay any amounts consented to by InStent. The foregoing indemnification shall not apply to the extent any claim arises out of Distributor's negligence.





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           (b) Insurance.  InStent shall maintain insurance coverage issued by a responsible insurer in the amount of at least Three Million Dollars ($3,000,000) per claim for all product liability claims involving Products, shall name Distributor as an additional insured under such coverage, and shall provide to Distributor from time to time on written request a certificate of insurance from the insurer certifying that the coverage is in place.

     5.5 DISCLAIMER. INSTENT MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO ANY PRODUCTS OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN PARAGRAPH 5.1. EXCEPT AS PROVIDED IN PARAGRAPHS 5.1, 5.2, 5.3, and 5.4 INSTENT DISCLAIMS AND DISTRIBUTOR WAIVES AND RELEASES ALL RIGHTS AND REMEDIES OF DISTRIBUTOR AND ALL WARRANTIES AND OBLIGATIONS OF INSTENT, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY PRODUCTS OR OTHER ITEMS DELIVERED BY OR ON BEHALF OF INSTENT UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE, AND ANY CLAIM OF INFRINGEMENT.


Section 6 - Other Obligations of Distributor

     6.1 Guaranty. Distributor shall not make or extend on behalf of InStent any written or oral warranty in respect of any of the Products except as may be contained in sales literature or brochures that are published or approved in writing by InStent. Distributor shall not advise, perform or demonstrate any use or application of any Products that are not specifically approved in writing by InStent. Distributor shall defend, indemnify and hold harmless InStent from any claims, actions and proceedings and any damages, liability, losses, costs and expenses (including, but not limited to, attorneys' fees) arising out of or related to any breach of this paragraph by Distributor.

      6.2  Compliance With Laws.

           (a) General. Distributor represents to InStent that Distributor is thoroughly familiar with applicable regulations concerning the use, handling, sale and disposition of the Products in the Territory. Distributor shall comply with all laws, ordinances and regulations of any governmental entity having jurisdiction applicable to its business with respect to the importation, sale, demonstration, use and disposition of Products, and shall defend, indemnify and hold InStent harmless from all claims, losses, damages, costs and liabilities (including, but not limited to attorneys' fees) arising out of any failure of Distributor to comply with this Section 6. Distributor shall not impair the sterility or integrity of the Products while they are in Distributor's custody.




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           (b) Export Control.  Without limiting the generality of paragraph
      6.2(a), Distributor will not, directly or indirectly, export or re-export any Products, technical data associated with the Products, or the immediate products (including, but not limited to, processes, services, data and reports) derived from use of the Products from the Territory, without first obtaining the appropriate license from the U.S. Office of Export Licensing or its successor.

     6.3 Financial Assurance. Distributor shall maintain in force for the Term liability insurance in such form and written by such insurers as may be reasonably satisfactory to InStent, in a minimum coverage of $1,000,000 combined single limit, covering Distributor's activities in furtherance of this Agreement including the operation of Distributor's motor vehicles. Distributor shall provide InStent not less than thirty (30) days advance notice of cancellation or material change in any such policies.


Section 7 - Term and Termination

     7.1 Term. This Agreement shall be in effect for a term of three (3) years from the date of this Agreement, unless sooner terminated under paragraph 7.2. Upon expiration of the Term, this Agreement shall terminate without further act or deed of either party. If InStent is acquired or merges with another company during the Term, the acquiring company or the surviving company, as the case may be, shall have the option to terminate this Agreement upon one (1) year prior written notice to Distributor provided the terminating party agrees, upon Distributor's request, to repurchase from Distributor at their original invoiced price all or any portion of those Products in the Distributor's inventory as of the termination date that are in unopened, factory packaging and whose expiration date has not expired.

     7.2 Termination. Upon any breach of or default under this Agreement by either party, the other party may notify the party alleged to be in breach of such fact in writing specifying the breach, whereupon the party alleged to be in breach has thirty (30) days to cure the breach. Failure to cure such breach within the thirty (30) day period, or any chronic breach of this Agreement whether cured or not, shall entitle the party giving notice to terminate this Agreement, effective immediately, by giving written notice to the other party. In addition, InStent may terminate this Agreement immediately by notice to Distributor and reject, or revoke acceptance of, any orders for Products not then in the hands of Distributor if Distributor engages in any act, practice or omission that threatens the health or safety of users of the Products or their patients, or that impairs or imminently threatens to impair the goodwill associated with the Trademarks.

     7.3  Cause.

           (a) Notwithstanding the foregoing, InStent reserves the right to earlier terminate Distributor's appointment ("termination for cause") such termination to be


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      effective thirty (30) days after the date of the written notice to that effect from InStent, in the event that any of the following events shall occur:

                  (1) If Distributor fails during any calendar quarter to
             maintain the required inventory of Products;

                  (2) If three or more consecutive months elapse in which
             Distributor's monthly account receivable statement discloses monies due from Distributor to InStent beyond thirty (30) days from the date of invoice, or if Distributor is late in payment of InStent Product invoices in six (6) or more of any twelve (12) consecutive months during any Term.

                  (3) If Distributor sells or takes orders for the Products in violation of its Territory;

                  (4) If Distributor carries or offers any Products in
             competition with those offered by InStent except as permitted pursuant to Section 8 hereof,

                  (5) Upon the appointment of a receiver for the property,
             rights, credits or assets of Distributor, or any part of these categories;

                  (6) Upon Distributor's admission that it is unable to pay its debts as they become due, and/or the filing of a petition by or against Distributor under any law, the purpose of which is for the relief of debtors, bankruptcy, or any similar such reorganization; or

                  (7) Upon an assignment by Distributor of any assets for the benefit of creditors.

     7.4 Right of Negotiation. Beginning six (6) months prior to the end of the Term, InStent and Distributor will begin to negotiate in good faith for an extension of the Term; provided, that the Agreement has not been otherwise terminated pursuant to Paragraph 7.2 or 7.3. If InStent and Distributor have not entered into a written extension of the Term of the Agreement prior to the end of the Term, neither party shall have any further obligations under this Paragraph 7.4.

     7.5 Winding up. In the event of termination, InStent will credit Distributor's account with any orders from Distributor which are shipped by InStent prior to the date of termination. Distributor agrees to cooperate with InStent in an orderly winding up of its affairs with InStent and extend all reasonable assistance to any successor for its Territory. Upon notice of termination all orders for Products not within the inventory of Distributor from Distributor will be shipped to Distributor's customer therefore by InStent and InStent will bill the customer directly, paying Distributor a fee of 10% of the invoice price (net of tax, freight, commissions,


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insurance of other non-Product related charges) therefore, such fee to be paid upon receipt by InStent of the customer's payment of the invoice.

     7.6 Consequences. Upon any termination or expiration of any Term, all sums due to InStent shall become immediately due and payable. Distributor may, but shall not be obligated to, upon the termination or expiration of the Term, sell any Products in Distributor's inventory as to which Distributor had distribution rights hereunder during the Term. Except as otherwise provided in paragraph 7.1, InStent may, but shall not be obligated to, repurchase at their original invoiced price all or any portion of the Products in Distributor's inventory, which six (6) months after the end of the Term have not been sold by Distributor, that are still in their factory packaging and unopened. InStent shall pay the purchase price for such Products upon Distributor's tender of the Products with a bill of sale conveying marketable title to the Products free and clear of all other claims and interests. Delivery shall be F.O.B. Distributor's principal place of business. Subparagraphs 1.6(g) and (h), Paragraphs 4.1, 4.2, 4.5, 5.3, 5.4 and 6.1 and Section 8 (and any other provisions which can reasonably be interpreted as surviving the expiration or termination of the Term) shall survive the expiration or termination of the Term.


Section 8 - Competition.

     Requirement Not to Compete. Distributor will not, for itself or on behalf of any person, firm, entity or corporation other than InStent, directly or indirectly, offer for sale or solicit, within the Territory, orders for any expandable stents competitive with the Products:

              (a)  during the Term; and

              (b) if this Agreement is terminated by InStent (x) for cause pursuant to Paragraph 7.3, or (y) on account of breach or default by Distributor pursuant to Paragraph 7.2; then for a period thereafter ending the earlier of (i) six months after the termination of this Agreement or (ii) the date upon which InStent has entered into an agreement for, or otherwise established, distribution of the Products in the Territory.

For the purposes of this Section 8, Distributor shall include any person or entity controlled by, controlling or under common control with Distributor.

Section 9 - Miscellaneous

     9.1 Limitation of Liability EXCEPT FOR CLAIMS ARISING UNDER PARAGRAPH 1.2 OR PARAGRAPH 5.4, INSTENT'S LIABILITY (WHETHER IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY, OR STRICT LIABILITY OF INSTENT) UNDER THIS AGREEMENT OR WITH REGARD TO ANY PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT SHALL IN NO

EVENT EXCEED THE COMPENSATION PAID TO INSTENT UNDER SECTION 3. IN NO EVENT SHALL INSTENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR THE USE OF, INABILITY TO USE, OR RESULTS OF USE OF ANY PRODUCTS.

     9.2 Force Majeure. Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than for payment under Section 3) as a result of any cause or condition beyond such party's reasonable control.

     9.3 Distributor's Representation. Distributor represents and warrants to InStent that Distributor is free to enter into and perform this Agreement without thereby being in breach of or default under the terms of any other contract, commitment or understanding.

     9.4 Resolution of Disputes. Except as provided below, any dispute between the parties relating to, under or in connection with this Agreement, except for any dispute relating to InStent's proprietary rights in the Products or Trademarks, shall be resolved through binding arbitration. Arbitration shall be conducted in the Minneapolis, Minnesota metropolitan area, in the English language, and shall be conducted in accordance with the rules of the American Arbitration Association.

     9.5 Assignment. Distributor shall not assign this Agreement, in whole or in part, directly, by operation of law, or otherwise, except with the prior written consent of InStent, provided that Distributor may assign its rights under this Agreement to any corporation controlling, controlled by or under common control with Distributor. No assignment by Distributor, with or without InStent's consent, will relieve Distributor from any of its obligations under this Agreement. Nothing in this paragraph shall impair Distributor's right to hire its own employees to assist in the discharge of Distributor's responsibilities under this Agreement.

     9.6 Notice. Notices or consents under this Agreement shall be in writing and delivered personally or, if mailed, shall be sent certified mail, return receipt requested, or by telex or facsimile or overnight express service, if addressed to the recipient's address set forth on the signature page of this Agreement, or in either case to such other address as may be established by notice to the other party, Notice shall be effective only upon actual receipt.

     9.7 Entire Agreement. This Agreement contains the entire agreement, and supersedes any and all prior agreements, between the parties relative to its subject, and shall not be waived, amended or rescinded except by a writing signed by the party to be charged thereby.

     9.8 Nonwaiver. The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

     9.9 Interpretation. The English language of this Agreement shall govern any interpretation of or dispute regarding the terms of this Agreement. Section and Paragraph captions are for convenience of reference and do not alter or limit the terms of this Agreement.

     9.10 Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the local laws of the State of Minnesota, without regard to conflicts of law provisions and not including the provisions of the 1980 U.N. Convention in Contracts for the International Sale of Goods. Distributor irrevocably consents, and submits to the jurisdiction of the Federal and State courts of and located in the State of Minnesota. Distributor will not commence or prosecute any suit, claim, or proceeding arising under this Agreement other than in the courts identified in the preceding sentence. Except as expressly provided in this Agreement, any remedy set forth in this Agreement is in addition to any other remedy under this Agreement, any other contract, by law or otherwise.

     9.11 Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           BARD INTERVENTIONAL PRODUCTS DIVISION
                                           C.R.BARD, INC.

                                           By:
                                               ---------------------------------
                                               Its
                                                  ------------------------------

                                               Address: 129 Concord Road
                                                        Billerica, MA   01821


                                           INSTENT INC

                                           By:
                                              ----------------------------------
                                              Warren L. Bielke
                                              Its President

                                              Address: 6271 Bury Drive
                                                       Eden Prairie, MN 55346

                                   EXHIBIT A

                             DESCRIPTION OF STENTS


                             EndoCoil(R) Biliary Stent

                                     EC-50
                                     EC-60
                                     EC-70



                          EsophaCoil(R) Esophageal Stent

                                    EG-18/15
                                    EG-18/10
                                    EG-16/15
                                    EG-16/10

                                   EXHIBIT B

                                   TERRITORY

                                 United States

                                   EXHIBIT C

                               INSTENT TRADEMARKS

InStent(R)

EndoCoil(R)

EsophaCoil(R)

                                   EXHIBIT D

                          SAMPLES AND LITERATURE COSTS

All literature at InStent's printing costs

Samples on the catheter $300.00

Samples off the catheter $100.00